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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the inclusion in this Form S-1 (Registration No. 333-    ) to
be filed by CS Wireless Systems, Inc., of our reports, which include explanatory paragraphs which state that specified circumstances raise substantial doubt about CableMaxx, Inc.'s and therefore, its San Antonio and Utah Divisions' ability to continue as a going concerns, dated February 16, 1996, on our audits of the statements of net assets of CableMaxx, Inc.--San Antonio Division as of June 30, 1994 and 1995 and December 31, 1995 and the related statements of revenues and expenses, changes in net assets, and cash flows for the period December 18, 1992 to June 30, 1993, for the years ended June 30, 1994 and 1995, and for the six months ended December 31, 1995, and the statements of net assets of CableMaxx, Inc.--Utah Division as of June 30, 1995 and December 31, 1995 and the related statements of revenues and expenses, changes in net assets and cash flows for the period from February 28, 1995 (acquisition) to June 30, 1995 and for the six month period ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."


                                          COOPERS & LYBRAND L.L.P.


Austin, Texas
January 22, 1997